[Company Logo Omitted]

XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM 11
Bermuda

			Phone Fax	(441) 292 8515 (441) 292 5280

Press Release

Contact:	David Radulski Investor Relations (441) 294 7460	Carol A. Parker Trott Media Relations (441) 294 7290

XL CAPITAL LTD ANNOUNCES $1 BILLION

SHARE REPURCHASE PROGRAM

Hamilton, Bermuda – February 26, 2007 — XL Capital Ltd (NYSE: XL) (the “Company”) today announced that on February 23, 2007, the Board of Directors (the “Board”) of the Company approved a new share repurchase program, authorizing the Company to repurchase up to $1 billion of its Class A ordinary shares. The Company expects the purchases to be made from time to time in the open market or in privately negotiated transactions, and that such repurchases will be funded from cash and/or the proceeds from the issuance of securities. The timing and amount of the share repurchases under the program will depend on a variety of factors, including market conditions, legal requirements and other factors. The repurchase program may be modified, extended or terminated by the Board at any time. The new repurchase program includes the unused dollars ($135.4 million) allocated to the share repurchase program authorized by the Board in January of 2000.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of December 31, 2006, XL Capital Ltd had consolidated assets of approximately $59.3 billion and consolidated shareholders’ equity of $10.1 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This Press Release contains forward-looking statements. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about the Company’s beliefs or expectations, are forward- looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements is set forth in the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and the Company’s other documents on file with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

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